Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

TDW - Q3 2013 Tidewater Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 01, 2013 / 04:00PM GMT

OVERVIEW:

TDW reported 3Q13 fully diluted EPS of $0.61 and diluted earnings per common share of $0.61.

C O R P O R A T E  P A R T I C I P A N T  S

Joe Bennett Tidewater Inc - EVP, Chief IR Officer

Jeff Platt Tidewater Inc - President, CEO

Quinn Fanning Tidewater Inc - EVP, CFO

Jeff Gorski Tidewater Inc - EVP, COO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Jeff Tillery Tudor Pickering Holt - Analyst

Todd Scholl Clarkson Capital Markets - Analyst

Ian Macpherson Simmons - Analyst

Gregory Lewis Credit Suisse - Analyst

James West Barclays Capital - Analyst

John Donnell Howard Weil - Analyst

Veny Aleksandrov FIG Partners - Analyst

Jeff Spittel Global Hunter Securities - Analyst

Richard Sanchez IHS Petrodata - Analyst

Mark Brown Citigroup - Analyst

Matt Conlan Tidewater Inc - Analyst

Cole Sullivan ISI Group - Analyst

 P R E S E N T A T I O N

 Operator

 Good morning. My name is Regina, and I will be your conference operator today. At this time, I would like to welcome everyone to the Tidewater Fiscal 2013 third-quarter earnings conference call. All lines have been placed on mute to prevent background noise. After the speakers’ remarks, there will be a question-and-answer session.

(Operator Instructions)

I would now like to turn the conference over to Mr. Joe Bennett, Executive Vice President and Chief Investor Relations Officer. Sir, you may begin the conference.

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 Thank you, Regina. Good morning, everyone, and welcome to Tidewater’s Fiscal 2013 third-quarter earnings results conference call, for the period ended December 31, 2012. Regina just introduced me. But, with me today this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel, and Secretary.

We will follow our usual conference call format. After the formalities, I’ll turn the call over to Jeff Platt for his initial comments to be followed by Quinn’s review of the financial details for the quarter. Jeff will then provide some wrap-up comments before we open the call for questions. During today’s conference call, Jeff, Quinn, I and other Tidewater Management may make certain comments that are forward-looking statements and not statements of historical fact.

I know that you understand that there are risks and uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comments that we may make during today’s conference call. Additional info concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements can be found in the Risk Factors section of Tidewater’s most recent Form 10-K. With that, I’ll turn the call over to Jeff Platt.

 Jeff Platt - Tidewater Inc - President, CEO

 Thank you, Joe, and good morning to everyone. Earlier this morning, we reported fully diluted earnings per share for our third fiscal quarter of $0.61 compared to a year-ago’s quarter’s $0.67 per share. This quarter’s results included a $3.4 million after-tax charge, or $0.07 per share associated with the settlement and payout of our former CEO, Dean Taylor’s retirement benefits.

Vessel revenues in the quarter were $305 million, which was up modestly from the vessel revenues we reported for our prior quarter, after excluding the one-time impact of the catch-up revenue from a retroactive contract negotiation completed during the September 2012 quarter. Our vessel revenues are consistent with our assessment of the state of today’s recovery that we have expressed in previous conference calls and presentations. The underlying fundamentals of the offshore business are good and appear to be strengthening, something I will detail later in the call. The bottom line is that the outlook for our sector is promising.

Our results this quarter in terms of vessel operating costs and general and administrative expenses were on the positive side of the guidance Quinn outlined on our last earnings call. As you will learn from his discussion of this quarter’s financial results, there were several items of note in the quarter that improved the bottom line versus previous guidance for the December quarter. One item was our dry docking activity. While we anticipated and indicated in our last call that the third fiscal quarter should include a number of expensive dry docks on some of our larger vessels with the resulting loss in revenue related to the anticipated downtime. Ultimately, some of these dry dockings were delayed into the March quarter and possibly beyond.

The timing of these dry dockings can have a material impact on our quarterly results. While there are specific industry guidelines that speak to the timing of vessel inspections, these guidelines are appropriately flexible to accommodate the market realities of marine vessel usage. As we operate our fleet to meet our customers’ needs, address emergency repair requirements, and schedule around shipyard availability, that flexibility option may be utilized, adjusting our originally anticipated inspection schedule. As you also know, our investment per vessel today is much greater than it was only a few years ago.

These vessels’ more sophisticated specifications, and greater capabilities command higher day rates, which means each vessel has a greater financial impact on our overall fleet’s results when it is idled for dry docking or inspection due to the lost revenue, the potential mobilization costs to a shipyard, plus the actual cost of the inspection and any repairs. Understand, we plan for and forecast the timing and cost of inspections as accurately as possible, but just as when you remodel your home, there are often pleasant and unpleasant surprises once the work begins.

Let me assure you, we consider all of these variables when we provide our forecast, but in the end, many of the variables are outside of our direct control.

While generating increased revenues is very important, it is also important that we control all of our operating costs, not just repair and maintenance costs. As you will hear from Quinn, we continued to manage those other operating costs well in the quarter, but due to inflation exposure and competitive market forces, we must remain diligent in this area as well.

On the safety front, we experienced an incident in December that fortunately did not result in any injuries or any significant pollution, of which we are aware, but did result in the loss of a vessel. The Nana Tide, a tug working in the Democratic Republic of Congo, began to take on water, and while the crew worked to correct the problem, the vessel began listing and eventually settled in relatively shallow water to the seabed on its side. It is unlikely that we will be able to return the vessel to service. The vessel is insured for an amount that is in excess of its current book value, and we expect to reimburse for the loss, but it will be in a future quarter. Quinn will cover the financial ramifications of this incident that impacted the December quarterly results.

The Tidewater safety culture remains one of my key focuses. Safety is important, not just because it is good for our customers and our business, but primarily because we owe it to everyone who comes to work each day to return home safely at night. Through the third fiscal quarter, Tidewater’s safety record reflected a total recordable incident rate of 0.17 per 200,000 man hours worked. Importantly, we have experienced no lost time actions to date this fiscal year, which totals over nine months.

In early January, we filed a Form 8-K, providing an update on our operations in Angola. We announced that we continue to have constructive discussions with Sonangol, our joint venture partner, about a new, long-term JV agreement, and that current JV agreement has been extended to March 31, 2013. We believe our relationship with Sonangol remains on solid footing, and we remain very hopeful that our discussions will lead to a new long-term Sonatide joint venture agreement that will satisfy both Sonangol’s objectives and ensuring the interest of Tidewater shareholders are promoted as well.

We will continue our policy of limiting our comments about this topic to the official releases and will look to provide additional information when there is something additional to report. Now, let me turn the call over to Quinn to discuss our financial results for the third fiscal quarter and to provide you some commentary about next quarter.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Thank you, Jeff. Good morning, everyone. First, I’ll call to your attention the earnings press release that we put out this morning prior to the market’s opening. We expect to file our Quarterly Report on Form 10-Q through the EDGAR filing service some time before the close of business today.

Turning to financial results as of and for the three-month period ended December 31, 2012, as usual, I will provide a recap of the quarter just completed, offer a few perspectives on what’s driving financial results, and then provide our near- to an intermediate-term financial outlook. I’ll conclude my remarks with a review of capital commitments and available liquidity.

As Jeff noted in his introductory remarks, we reported diluted earnings per common share of $0.61 in the December quarter, versus diluted earnings per common share of $0.83 for the September quarter. I understand that the consensus of analyst estimates for the December quarter per Thomson First Call was $0.43.

Vessel revenue for the December quarter was at the top end of our vessel revenue guidance range that I provided in November. Operating expense was well below our expectations and guidance and vessel-level operating margin was about 5 percentage points better than the mid-point of my prior guidance.

For your period-to-period comparisons, I’ll highlight just a few items from the December quarter, in addition to the $0.07 SERP settlement charge that was included in general and administrative expenses, and that was referenced both in our guidance on the November earnings conference call, as well as in Jeff’s opening remarks.

Vessel revenue for the December quarter was about $305 million, as compared to adjusted vessel revenue for the September quarter of about $302 million. The difference between reported vessel revenue and this adjusted number is the approximate $7 million in retroactive rate increases that were agreed to and recognized during the September quarter, but related to the period from January 1, 2012 through June 30, 2012.

Unless otherwise noted, you should assume that my period-to-period comparisons adjust for the effects of the retroactive portion of these rate increases.

As Jeff noted at the top of the call, dry docking activity largely explains results for the December quarter relative to our expectations.

To more explicitly bridge adjusted vessel revenue for the September quarter of $302 million and vessel revenue for the December quarter of $305 million, note that -

One, incremental vessel revenue from five new vessels that were delivered in the December quarter and four vessels that were delivered in the September quarter totaled about $8 million in the December quarter.

And two, incremental loss revenue due to vessels in dry dock was about $6 million. For reference, our expectation in November for incremental lost revenue in the December quarter due to vessels in dry dock, was in excess of $10 million.

Foreign exchange movements and the impact on vessel revenue of additional vessels going to stack were both immaterial in the quarter and other miscellaneous items were largely offsetting.

Looking at key asset classes, for the deepwater class of vessels, which represented about 49% of consolidated third quarter vessel revenue, vessel revenue was up about $1.5 million quarter-over-quarter.

Average active deepwater vessels were up five vessels quarter-over-quarter to 77 vessels, and average day rates were up about $200 a day to $27,100.

Utilization of active deepwater vessels in the December quarter, however, was off about 5 percentage points, and essentially neutralized what we would consider to be a positive trend in fleet count and average day rates. The quarter-over-quarter utilization trend largely reflects, again, the timing of dry docks, but also new vessel deliveries and mobilizations during the quarter rather than any deterioration in general market conditions. In fact, our sense is that the market for deepwater vessels is both strong and stable, if not still improving.

For the towing supply and supply class of equipment, which was about 42% of consolidated third-quarter vessel revenue, vessel revenue was essentially flat relative to the September quarter’s vessel revenue.

Average active towing supply and supply vessels were down 2 vessels to 120 vessels. Utilization of active towing supply and supply vessels at about 87% was basically flat quarter-over-quarter and average towing supply and supply day rates were up about $150 quarter-over-quarter.

Looking now at our geographic reporting segments, vessel revenue in the Americas and the MENA segments, was respectively up 3% and 30%.

In the Americas region, day rates were pretty stable quarter-to-quarter and utilization of active vessels was up about 3 percentage points, in part reflecting some modest progress in converting awards to contracts and ultimately getting vessels on charter with Petrobras in Brazil.

The very positive quarter-over-quarter vessel revenue trend in MENA in part reflects awards for larger, higher-spec equipment in the region, which obviously increases our regional average vessel count.

There is also a knock-on mix benefit of adding higher spec equipment to the region, which positively impacts — excuse me — which positively impacted average day rates in the December quarter, as did normal course contract rollovers to current market rates. Vessel revenue in MENA also benefited from lump sum mobilization fees. Beyond the quarter-over-quarter trends and perhaps more importantly, we are seeing good opportunities to deploy more equipment in markets such as Saudi Arabia and India, where we hope to see additional Tidewater activity in the coming quarters. Libya would be another market in the MENA region where we think there is some intermediate-term potential.

As a result of these items, utilization of active MENA region vessels was up 6 percentage points quarter-over-quarter, and average day rates in MENA were up about $2,000 quarter-over-quarter.

Looking at the other two geographic segments, vessel revenue in the large Sub-Saharan Africa and Europe segment was down about 4% quarter-over-quarter and vessel revenue in the Asia/Pacifc segment was down about 8%.

Average vessel count in Sub-Saharan Africa was actually up five vessels quarter-over-quarter, indicating a generally positive activity trend. The vessel revenue impact of vessels in dry dock, however, was most pronounced in this region in the December quarter as is highlighted by relatively stable average day rates quarter-to-quarter, but an approximate 7 percentage point drop in utilization of active vessels in the region.

In Asia/Pac, utilization of active vessels at about 86% was up modestly quarter-over-quarter and average day rates were off about $1,300 a day.

In my view, there’s really no underlying trend here that merits mention, but I will highlight in a moment, vessel margins in the Asia/Pacific region remained relatively strong.

Vessel operating costs for the December quarter was about $181 million versus about $177 million in the September quarter, which as previously noted, was well below my guidance in November.

Repair and maintenance expense at about $36 million was up about $3.5 million quarter-over-quarter, and was at least a couple of million dollars short of where we were projecting R&M costs at the time of our last earnings conference call, again, largely reflecting the timing of vessels in dry dock.

Crew costs were down quarter-over-quarter by an amount similar to the increase in the repair and maintenance expense and were also below my expectations in November. To some extent, this reflects reduced staffing during extended dry docks. It also reflects the timing of new vessel deliveries, a relatively favorable conclusion of calendar year-end labor rate adjustments, and ongoing efforts to control operating costs.

As suggested by Jeff at the top of the call, OpEx in the December quarter was negatively impacted by the Nana Tide incident off the coast of the DRC.

In particular, insurance and claims costs were up about $3 million quarter-over-quarter, largely reflecting the accrual of additional experience-based insurance premium.

I’ll note again that the Company believes that its insurance coverage, subject to customary retentions, deductibles and premium adjustments, is adequate to provide for the loss of the vessel, as well as any claims that may arise as a result of the sinking of the Nana Tide.

Any recovery in excess of the vessel’s net book value of about $4.2 million as of December 31 will be recognized in a future period.

Overall, vessel-level cash operating margin for the December quarter was $124 million, or about 41% of vessel revenue.

Looking at the geographic spread of our operations, the Americas, Asia/Pacific, MENA and the Sub-Saharan Africa and Europe regions respectively contributed 27%, 14%, 14%, and 45% of vessel revenue. Vessel operating margin in the December quarter was about 40% for Americas, about 42% for Asia/Pac, about 53% for MENA, and about 37% for Sub-Saharan Africa and Europe. MENA, as the positive outlier here, was largely driven by the previously referenced vessel revenue story. Sub-Saharan Africa and Europe was a negative outlier in regards to vessel margin. Again, this is largely a dry dock story with both vessel revenue and vessel OpEx elements.

G&A for the December quarter at about $46 million was up about $4.5 million quarter-over-quarter and was consistent with our expectations due to the previously referenced SERP settlement charge.

Gains on dispositions net was essentially zero for the quarter, reflecting the offsetting effects of a couple of millions dollars in gains on vessel dispositions and asset impairments that were taken in connection with an ordinary course review of our stacked fleet, which we do at least two times a year.

The effective tax rate for fiscal 2013 through nine months, including discrete items through December 31, was 23.25%, or down 125 basis points relative to guidance that I provided in November. Reversing the over-accrual through September 30 reduced tax expense in the December quarter by a bit over $1 million.

In regards to overall fleet count, day rate, and utilization trends, our active fleet averaged 263 vessels in the December quarter, which is up four vessels quarter-over-quarter.

Average active new vessels were up six vessels quarter-over-quarter to 224 vessels.

Average active older vessels were down two vessels quarter-over-quarter to 39 vessels in the December quarter.

As to relative financial contribution, 92% of vessel revenue and 98% of vessel level operating margin was generated by vessels added to the Tidewater fleet since we began our fleet renewal and expansion program in fiscal 2000.

At December 31, the stacked fleet totaled 53 vessels and was down 8 vessels quarter-over-quarter, reflecting just 1 vessel being stacked in the quarter and 9 vessel dispositions from the previously stacked fleet. Included within this disposition total was 5 vessels sold as operational equipment, and 4 vessels that were scrapped in the quarter.

Turning to our outlook, we continue to expect that the newer vessels within both the deepwater and towing supply and supply classes of equipment will continue to experience high utilization, positively or negatively impacted by the timing of dry docks.

Average day rates, particularly for the deepwater PSVs, continues to trend positive as vessels roll to charters reflecting current market conditions.

Consistent with our comments on the November earnings conference call, day rate traction in the towing supply and supply class of equipment has been limited to date.

Utilization of our 120 active towing supply and supply vessels, however, remains above 85% so we have good leverage to an improving jackup market.

As to prospective fleet count, we took delivery of five new vessels in the December quarter, and based on commitments as of December 31, we expect to take delivery of an additional six vessels in the March quarter, half of which are large, deepwater PSVs and half of which are small crew boats.

Offsetting the expected incremental vessel revenue contribution of new vessel deliveries in the March quarter will again be lost revenue associated with vessels that we expect to be in dry dock in the March quarter, a number of which we had expected to be in dry dock in the December quarter and then generating revenue in the March quarter.

The net effect of these two primary near-term trends should be a positive revenue progression from the December to the March quarter, but the sequential trend will likely be less dramatic than I articulated on our call in November, again, largely due to dry dockings that slid to the right, which should result in elevated levels of off-hire time, at least through the March quarter.

As we are still developing our fiscal 2014 budget, it’s too early to give guidance beyond the March quarter. I can assure you, however, that we are giving the issue an appropriate amount of management attention.

In this context, internal estimates currently peg the March quarter’s vessel revenue somewhere between $310 million and $320 million, again reflecting slow and steady improvement from a better than expected December quarter, rather than a dramatic rebound from the particularly weak December quarter that we had discussed with you in early November.

Based also on what we know today, OpEx for the March quarter will probably fall within a range of $188 million and $192 million, reflecting incremental OpEx related to new vessel deliveries and the expected dry docking activity in the quarter.

Based on these guidance ranges in regards to vessel revenue and vessel OpEx, vessel operating margin for the March quarter should be somewhere between 37% and 40%.

With our SERP settlement charge now behind us, go-forward general and net administrative expenses should be in the area of $43 million or $44 million per quarter

A reasonable range for our March quarter’s effective tax rate is between 25% and 26%.

To quickly summarize Tidewater’s current financial profile, cash flow from operations for the first nine months of the fiscal year was about $183 million versus $158 million for the same period in fiscal 2012.

CapEx and proceeds from asset dispositions for the first nine months of fiscal 2013 were about $327 million and about $19 million, respectively. In the December quarter, we also spent $20 million to buy back just under 500,000 shares of our stock at an average price just south of $44 per share. On a year-to-date basis, we’ve spent about $85 million on 1.9 million shares at an average price of just under $46 per share.

New vessel commitments made in the December quarter totaled $169 million for four European-built deepwater PSVs, two of which were delivered into the Tidewater fleet in the last couple of weeks. We expect to take delivery of the two remaining vessels in June and September of 2013.

In total, unfunded vessel commitments at December 31 approximated $536 million, including 25 vessel construction projects, and 4 vessel purchase commitments.

Total debt at December 31 was $930 million, and cash on hand at 12/31 was about $54 million. As a result, net debt at the quarter-end was $876 million, and net debt to net book capital at 12/31 was about 26%. As to funding needs, CapEx in the March quarter is expected to be about $110 million, based on December 31 commitments. Total liquidity at 12/31, including availability under committed bank facilities, was approximately $465 million.

To wrap things up, our current sense is that the combined results for the December quarter and the March quarter will be relatively consistent with what we expected back in November, even if the timing of revenue and expense has shifted a bit from our earlier expectations.

Excluding vessels in dry dock, our active fleet is either at or close to full utilization, and we have been able to move average day rates up about 22% over the last six quarters.

Additional revenue and earnings growth can and should come from existing vessels continuing to re-contract at day rates that reflect current OSV market conditions, from the delivery of new vessels and from day rate traction in the towing supply and supply class of equipment. And with that, I’ll turn the call back over to Jeff.

 Jeff Platt - Tidewater Inc - President, CEO

 Thanks, Quinn. As I said at the outset of the call, we believe our quarterly results demonstrate that the underlying fundamentals of our industry are good, and the industry’s recovery is continuing. As a result, we believe the outlook for Tidewater’s business is promising. It is certainly no secret that the outlook for our business is tied directly to the health of the offshore exploration and development business and that starts with the health of oil and gas companies’ balance sheets, cash positions and spending plans.

Based on the various well-respected industry surveys for 2013, oil company spending plans suggest a mid to upper single-digit percentage increase this year. In those surveys, North America’s spending is projected to be relatively flat, with international spending increasing at a high single-digit percentage rate. The projected increase of international spending is of particular interest for us, as roughly 90% of our revenues are earned outside of US waters.

With a healthy oil company spending increase last year, and another projected for this year, we have seen worldwide offshore drilling rig utilization improve, which is a proxy for the health of the offshore vessel market. At the present time, the worldwide offshore drilling rig fleet is averaging an over 80% utilization rate, with floating drilling rigs at a slightly higher utilization rate than the jackups. For both type rigs, the respective premium rigs are already experiencing high 80% to low 90% utilization rates.

Keep in mind, the composition of the working offshore drilling fleet is roughly 60% jackups and 40% floaters. So, while the floating drilling market is important for our vessel utilization and earnings, an increase in the number of working jackup rigs will impact our future financial results as well. Our deepwater fleet is experiencing high utilization and leading edge day rates in this segment have increased nicely over recent quarters, even though just slightly over one half of our deep water fleet has had the opportunity to roll off of their legacy vessel contracts at lower rates to these new, improved day rates.

On the other hand, our 120 active vessel towing supply fleet, of which, 102 are new vessels, having been built or acquired since 2000, is primarily dependent on the utilization rate of the jackup fleet. This rig segment is now back to pre-2008 global financial crisis activity levels, suggesting that further increases in active jackups may bring an improved pricing environment to this class of vessel. While the improving jackup rig count bodes well for the demand for shallow water towing supply vessels, the supply side is also improving, as the majority of the industry’s aging vessels that are exiting our industry are towing supply vessels and the current construction backlog of this vessel class is a relatively minimal number of less than 100.

With a total of approximately 85 jackup rigs currently under construction, the key to a continued shorter-term jackup rig market improvement will likely be tied to the expected delivery of over 50 jackups during the next 12 months. Will these additional rigs be incremental to the fleet or replacement for older ones that we retire? The answer to that question will be key for the future utilization of our towing supply vessels, and even more important, the future day rate environment for this class of vessel. In recent weeks, several offshore drilling contractors announced new contracts for some of their new build jackups, which suggest that these particular units could be incremental to the active fleet.

Current industry data suggests that over 40% of the jackups expected to be delivered in 2013 are already contracted. That is promising news for the outlook for our towing supply vessels. There are currently over 180 new floater and jackup rigs under construction, with more than half scheduled for delivery over the next two years. This is a huge financial commitment by the petroleum industry to the future offshore exploration and development. We believe it signals a positive long-term outlook for the supply vessel business, despite some near- to intermediate-term challenges.

As the global drilling fleet expansion unfolds, we regularly communicate with key operators to make sure we have the types of support vessels our clients will need. Quinn mentioned in his discussion that we committed, last quarter, to four additional vessels for our fleet based on our assessment of the mix of vessels we will need in our fleet to satisfy future customer requirements. We are fully committed to operating a safe, environmentally responsible support vessel fleet in the future that can handle the demands in all geographic markets and water depths in which our clients wish to work.

At the same time, we remain dedicated to building a stronger and more profitable Company that can take advantage of whatever offshore opportunities the market presents. Tidewater has a strong balance sheet, with a relatively low financial leverage, providing us significant financial flexibility that will allow us to capitalize on attractively valued opportunities that might materialize in order to grow our earnings. That said, it’s also important to understand that Tidewater’s management is actively considering other steps to further the growth of the Company.

This is not a recent development, but rather a refinement of the long-term growth plan management established several years ago. We will focus on opportunities to accelerate the Company’s growth while maintaining our solid financial strength. Our overriding objective is to create greater shareholder value by building a larger, financially sound Company, that possesses meaningful earnings power and that participates in the rapidly growing segments of the offshore market.

We believe Tidewater is well positioned for the upturn in our market that is currently underway. We are focused on long-term growth and recognize that our quarterly earnings pattern will, in all probability, continue to fluctuate. But, we fully anticipate that over a reasonable period of time, we will continue to grow revenue, profits, and shareholder value. We’re now ready to take any questions.

  Q U E S T I O N  A N D  A N S W E R

 Operator

 (Operator Instructions)

Our first question will come from the line of Jeff Tillery with Tudor Pickering Holt.

 Jeff Platt - Tidewater Inc - President, CEO

 Good morning, Jeff.

 Jeff Tillery - Tudor Pickering Holt - Analyst

 Good morning, how are you?

 Jeff Platt - Tidewater Inc - President, CEO

 Fine.

 Jeff Tillery - Tudor Pickering Holt - Analyst

 I was wondering if you could provide a little more color around the MENA strength, especially in the towing supply vessel and rate. It seems like maybe part of the rate was mobilization fees? But, could you just comment on that, as well as just the kind of sustainability of utilization at this higher rate?

 Jeff Platt - Tidewater Inc - President, CEO

 Sure. I think we did mobilize some vessels into the region, and the vessels that are in that MENA region these were relatively larger vessels than what has made up the previous fleet size there. It’s primarily in India, and then, we have a Libya project that kicked off. So, what you have seen is actually the increase of some bigger, higher spec equipment certainly with the higher dayrates. That’s what’s moving the dayrates. With respect to utilization, again, there’s a lot of that equipment that’s in Saudi on term contracts. We do have a little bit of churn. But overall, we’re pretty bullish on that market and I think that that will be fairly sustainable.

 Jeff Tillery - Tudor Pickering Holt - Analyst

 Good. And similar question — Sub-Saharan Africa, the September quarter we saw a real bump-up in that towing supply vessel utilization and that sustained here in the December quarter. How do you see the next 6 to 12 months playing out from a utilization side in that region?

 Jeff Platt - Tidewater Inc - President, CEO

 Well, you know I think again, for the newer fleet, we’re very high to almost full utilization when you take into account a little bit of mobilization and certainly the R&M.

 Jeff Tillery - Tudor Pickering Holt - Analyst

 Sure.

 Jeff Platt - Tidewater Inc - President, CEO

 When you look at the rig growth that’s expected as projected with the new rig deliveries that I walked through in my earlier commentary. Again, we believe that those — that utilization level will continue to be in the mid-to upper 80%. So, we really don’t see a slackening in that.

 Jeff Tillery - Tudor Pickering Holt - Analyst

 And, I know it’s early to ask for comments around the fiscal ’14. But, I was curious if you would provide just directional comments of how you see dry dock and CapEx for fiscal ’14. Directionally, are you thinking flat, down, or up, year over year?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 One point of clarification is, is the vast majority of our dry docks are expensed rather than capitalized.

 Jeff Tillery - Tudor Pickering Holt - Analyst

 Sure, I was trying to think about that from a utilization standpoint. I should have separated the question.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 We do in fact have, I guess, as is frequently the case, upgrades taking place. Either for contracts or in conjunction with a normal dry docking that takes place. It strikes me that we’re upgrading some of the deepwater PSVs, in fact, as we speak. Just in terms of mixing — mud mixing capabilities as an example.

 Jeff Tillery - Tudor Pickering Holt - Analyst

 Okay.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 So, I guess the crux of your question is beyond the March quarter, God’s honest truth is, we would expect things to moderate to some extent, getting more granular than that is probably premature because we’re still in our FY ’14 budgeting cycle. But, as I mentioned on the call in November, we have a sense of a pig in the pipe in terms of our dry docking schedule. We thought it would be more dramatic impact in the December quarter. Things have slid a bit to the right, and as a result, we’ll probably have reasonably high dry docking, and therefore R&M costs in the December and March quarter, at which point we would expect it to moderate. To what extent, we’ll probably have to stay tuned on that.

 Jeff Tillery - Tudor Pickering Holt - Analyst

 Okay. That’s helpful. And, just initial thoughts around CapEx for the fiscal ’14?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Well, our CapEx that is related to the existing fleet tends to be reasonably modest. Our CapEx is more driven by vessel purchase commitments, or new construction commitments, and I think we’re a little ahead of ourselves in that for FY ’14.

 Jeff Tillery - Tudor Pickering Holt - Analyst

 Okay.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Since we haven’t presented a budget to our Board.

 Jeff Tillery - Tudor Pickering Holt - Analyst

 All right. Thank you very much.

 Operator

 Your next question will come from the line of Todd Scholl with Clarkson Capital.

 Todd Scholl - Clarkson Capital Markets - Analyst

 Good morning, guys

 Jeff Platt - Tidewater Inc - President, CEO

 Hey, Todd, how are you?

 Todd Scholl - Clarkson Capital Markets - Analyst

 I’m doing pretty good. Just a couple of questions. First, you know can you talk about your thoughts on the US Gulf of Mexico and the thoughts about continuing to bring back vessels there? And, I know you have two new build US flag vessels. Can you give me your thoughts on maybe expanding that program and making it a little bit larger, given the kind of strength we’re seeing there?

 Jeff Platt - Tidewater Inc - President, CEO

 Yeah, Todd, we actually have three vessels under construction in the US right now. All three are PSVs. All are pretty sophisticated deepwater boats, two of which are very sophisticated and kind of, if you will, ultra-deepwater boats that are under construction. So, we’re bullish as a lot of people are domestically. Certainly over the short-term or shorter term, as we have the deliveries of those new builds, which will unfold here in the next — two of those in this calendar year. Then, one early next year is what the current schedule is. So, I think they are going to be hitting the market at fairly opportune time.

We do, as we have in the past, look at our other vessels that are US flagged and not in the US market, and we actually have a boat that we will be mobilizing back. It’s got a contract. So, that will be going on. And, we’re in discussions with certainly the operators primarily in, again, the deepwater Gulf of Mexico, certainly looks to be promising over the next 12 to 18 months. I guess talking to our clients, you can put your finger maybe on 12 to 15 deepwater rigs. But, I just want to put that in context. There are about 140 rigs on the worldwide basis that are being delivered. So, while the Gulf is certainly a positive, it’s a positive that’s — that is just a part of the overall, worldwide increase in the drilling activity. Kind of put that in context for everybody.

 Todd Scholl - Clarkson Capital Markets - Analyst

 Would – if had you to stratify it though, would you say the US Gulf is the most attractive market that you see right now?

 Jeff Platt - Tidewater Inc - President, CEO

 Absolutely not. I think it’s a good market, but the deepwater segment whether it’s in the US Gulf, be it in Sub-Sahara Africa, be it in Australia. The deepwater market, really across the board, is a very strong market and rates have moved up across the board worldwide. So, I absolutely would not put it as the most attractive market for us. It is just one of a lot of markets that we think have potential. But again, on the overall capacity, just to put it in perspective, we’re talking 12 to 15 incremental rigs domestically, which is a nice number, but in the context, there’s 140 rigs being delivered over the next two years worldwide.

 Todd Scholl - Clarkson Capital Markets - Analyst

 Okay. Just one quick one for Quinn. It looks like the next two years, you guys should be throwing off some pretty decent cash flow. Given what one of your peers has done with their dividend, have you guys had discussions about increasing your dividends?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Yes, but that’s obviously a decision of our Board’s. We regularly look at all the tools in the tool kit, you know whether it’s incremental investment in market share, buybacks, or dividends. I would agree with your point that if the market continues to develop as we anticipate, we can continue to invest rather assertively in the fleet and still generate free cash flow over and above that. How that ultimately is deployed, whether it’s in repatriation strategies with shareholders, which we have done in the past in material ways, or in market share growth, or investment in the adjacent businesses, I think, is something that we’ll evaluate both on an absolute basis and relative to each other.

 Todd Scholl - Clarkson Capital Markets - Analyst

 Okay, great. Thank you.

 Operator

 Your next question will come from the line of Ian Macpherson with Simmons.

 Jeff Platt - Tidewater Inc - President, CEO

 Hey, Ian.

 Ian Macpherson - Simmons - Analyst

 Hi. Good morning. You had said you see opportunities to continue to aggress — to invest assertively and market fundamentals appear fairly buoyant. How do you see the build versus buy parameters shaping up, you know looking ahead with regard to shipyard pricing and consolidation? And, which way you see the pendulum swinging in 2000 — calendar 2013 in that regard?

 Jeff Platt - Tidewater Inc - President, CEO

 Ian, certainly our bias is to purchase equipment that doesn’t add to the overall supply side. And, I think this quarter — excuse me, the December quarter was pretty nice in that we picked up some really nice equipment, high spec equipment — European built — and obviously we thought that it was a good value proposition for Tidewater, or we wouldn’t have done it. You can go back through previous quarters, where we have had very little activity in that respect, and that’s basically our discipline saying that you know it has to present value to us over the through-cycle economics of the vessel.

How that plays out over the next you know couple of quarters, next couple of years as you’re asking, I’m not sure. Right now, we see and have seen those opportunities, which we have moved on, to the extent that they don’t exist, we’ll continue to address our needs for the fleet and do so through ongoing construction, which we have going on at the same time. We’ll pick and choose, and the good news is for us, we have the financial ability to do that. Other people, I think are kind of levered up at this point. But, we have that optionality, when we see value, we’re able to move on it and close quickly on what’s nice equipment for our needs.

 Ian Macpherson - Simmons - Analyst

 That sounds good. Thanks. Wild question just regarding the outlook for dayrate and cost dynamics. When we look obviously, the December quarter and March quarter has been well covered, burdened by higher dry docks, et cetera. But, that sort of 42% to 43% gross margin that you had in the first half of this year, I think that the consensus would probably take the over on that level for fiscal ’14. Not necessarily by a huge amount, but I think that the market generally sees margins improving modestly and without getting into a highly specific question about guidance, does that does that correspond with your view of the market and margins?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Well, once burned, twice shy, in terms of getting too specific in terms of timing of margin improvements, but I think we would take the over there as well.

 Ian Macpherson - Simmons - Analyst

 Perfect. That’s all I had. Thank you.

 Operator

 Your next question will come from the line of Gregory Lewis with Credit Suisse.

 Gregory Lewis - Credit Suisse - Analyst

 Yes. Thank you, and good morning.

 Jeff Platt - Tidewater Inc - President, CEO

 Good morning, Greg.

 Gregory Lewis - Credit Suisse - Analyst

 Hey. Jeff or Quinn — Quinn, I think you mentioned that you actually have — or seeing some of your more newer PSVs sort of needing to go in for minor upgrades. When you think about that, was that something where the customer sort of requested it? And, was willing to sort of pay for that cost? Or, is that something where you’re looking at a potential better price, and just thinking, hey, we can sort of do this minor upgrade to the newer equipment and sort of command a premium price? Did I understand that kind of right?

 Jeff Platt - Tidewater Inc - President, CEO

 Greg, I’m going to let Jeff Gorski, our COO, take a stab at that one.

 Gregory Lewis - Credit Suisse - Analyst

 Perfect.

 Jeff Gorski - Tidewater Inc - EVP, COO

 Yes, Greg. Hi, this is Jeff Gorski. Some of the modifications we’re doing is basically being pushed by our customers’ interest in terms of greater capacities. So, in that scenario, absolutely. If we are adding those modifications that brings to the higher spec, it is in fact bringing us better dayrates. So, in that scenario, we you know want to continue to deliver what our customers need in their operations. And specifically, in deepwater, as you know, the transit time between where the rig is and the shore base a lot of times becomes a hindrance in terms of efficiency. If you can bring greater capabilities to south side the 500-meter zone, then in fact that gives our customers significantly upside and efficiency and improve their operation.

 Gregory Lewis - Credit Suisse - Analyst

 Okay, and so just thinking about that, we’re not talking about stretching a vessel. We’re talking about a reconfiguration of the vessel, right?

 Jeff Gorski - Tidewater Inc - EVP, COO

 Absolutely. No, no, we’re not talking that in terms of increasing deck capacity. We’re looking at things such as improving deliverability on fluids, for instance — well bore fluids, be it various needs for deepwater drilling programs in terms of mud weights. That’s the thing. (multiple speakers)

 Gregory Lewis - Credit Suisse - Analyst

 Okay, great. And then, Jeff, you touched on it. Clearly there’s a lot of jackups that are scheduled to hit the market over the next, let’s call it, one to two years. In terms of thinking about the towing supply fleet and sort of the price opportunity there. Is your sense for the overall market for these smaller towing vessels you know how tight is the market? And, are we at the point where we could potentially see dayrate pricing maybe accelerate a little bit faster than maybe the market is thinking?

 Jeff Platt - Tidewater Inc - President, CEO

 Greg, you know we’ve been watching, and obviously before you get the ability to move dayrate, you have to get utilization. That’s just required — be it in the tow supply or deepwater — it’s the same thing. We’ve seen the high utilization for the Tidewater TS fleet, and again, about 101 ships, 102 ships are the new vessels for Tidewater. I think it’s the rest of the market needs to catch up with that and realize sort of where they’re at.

The good news is, as you pointed out, we’ve got the incremental rigs coming in. To the extent that they would be truly incremental drilling and not push out, that’s the real question. So, the other good news about that typically the contracts on the tow supply to jackup support, outside of the state-run companies, those tend to be shorter term contracts than your deepwater. So, once the market turns and the other vessel operators realize that we have that pricing ability, I think it will we have the ability to turn the contracts a little bit quicker than on a deepwater.

Are we there yet? We haven’t seen it. Again, we’re waiting for that, but the utilization has to precede dayrate. And boy, our utilization in that class is up there. So, we’re trying. I can tell you that much.

Gregory Lewis - Credit Suisse - Analyst

 Okay. Great. Just one really quick follow-up, ticky-tack question. I notice that it looked like you stacked one vessel. I guess given the fact that it sounds like the market’s you know we’re seeing pricing go higher. Is this something where this boat at this point is just simply sort of beyond its useful life, it’s stacked? I mean I guess my questions are, what basin is that — what basin is that boat in? And, do you ever anticipate that boat coming back to surface?

 Jeff Platt - Tidewater Inc - President, CEO

 We don’t get to that granularity of it, and I hope you understand that. But, the point is and you hit the nail right on the head. It’s basically a vessel that we look at and it just doesn’t have on a go-forward basis, you know, business case to keep it working. We have roughly 39 legacy boats, what are we saying?

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 Yes, we have roughly 39 legacy boats in our active fleet. And, I would expect that over the next couple of two years, those vessels will be kind of moved out. Just like this one was, and

 Jeff Platt - Tidewater Inc - President, CEO

 It came up for a time to either have some money reinvested into it, or it just didn’t have good contract opportunities on a go-forward basis. I wouldn’t read any more or less into it than just natural course of the old fleet, what’s left of it, just rolling off the table for us.

 Gregory Lewis - Credit Suisse - Analyst

 Okay. Perfect.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Adding to Jeff’s comments. To the best of our ability, we try to time the expiry of papers on a vessel with its contract. You know, I’m not sure what the situation was with this particular vessel, but it’s frequently the case that a vessel is coming off contract and you have a decision to make of do you invest in it to essentially buy yourself another 2.5 years of operation? And, the economics of that, more often than not the last couple of years, have not worked for the older equipment. The other point I would clarify is, yes, we have 39 operational quote/unquote old vessels. I think the actual number of OSVs, however, is high teens, you know, so it’s really rounding error in terms of the fleet at this point. Tugs and other specialty vessels like that sometimes can — seems to go on forever. But, really we have less than 20 operational, old OSVs. The balance are specialty vessels, which, you know, again, we’ll see probably pushed out the fleet over the next couple of years.

 Gregory Lewis - Credit Suisse - Analyst

 Okay. Perfect. Thank you for the time.

 Operator

 Your next question will come from the line of James West with Barclays.

 James West - Barclays Capital - Analyst

 Hey, good morning.

 Jeff Platt - Tidewater Inc - President, CEO

 Good morning, James.

 James West - Barclays Capital - Analyst

 Jeff, on the tow and supply side, obviously — you have mentioned several times you have been well utilized. Digging a little bit deeper there, you have great market intelligence, and I know we’re waiting for your competitors to play catch-up. How close are they? I mean are they almost there, so that we can finally get this dayrate momentum that we’ve been looking for?

 Jeff Platt - Tidewater Inc - President, CEO

 James, first, I’ll take it as a compliment that you say we’ve got great market intelligence. (laughter) It’s a pretty foggy world out there, so to speak, when you try to go through it. Certainly, you look at the number of older vessels, the roughly 700-and-some ships that are 25 years or older. The great majority of those are in this tow supply and supply class. So, those are already if they are not already pushed out, they are pretty close to being pushed out.

 James West - Barclays Capital - Analyst

 Right.

 Jeff Platt - Tidewater Inc - President, CEO

 I would hope that at the higher end, when you’re talking about the newer vessels, you know we’ve got to be getting close. So, to the extent that the jackup deliveries, again, which are very much weighted to the next 12 months, out 24 months, there is a large number of vessels. We’ve got about 53, as I said earlier, slated for delivery into the market. We would certainly hope that we’ve reached that tipping point, if you will, and start seeing an increase in the dayrate. When it’s going to happen, James, I wish I could tell you. I wish I knew that, but I just don’t have that kind of granular detail on the intelligence.

 James West - Barclays Capital - Analyst

 Okay. Understood.

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 This is Joe. I would just add on to that, when you look at what the movement of the jackup rig market was really in the last two months since our last conference call, it moved up by 20 to 30 rigs, just in the last two to three months.

 James West - Barclays Capital - Analyst

 Right.

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 So, the real question going forward, in answering your question is, what will that pace continue to be? And, you probably have as good intelligence as anybody on that sort of thing. We certainly — the delivery schedule of some 50, 55 jackups would suggest, and other people that are closer to it than we are, suggest that there is real demand for those rigs. Again, do old ones get pushed out, when they come in? Those are all the things that will help drive the timing of the tightness of our towing supply fleet as an industry.

 James West - Barclays Capital - Analyst

 Right, okay. That’s fair enough. And, we do think those are going to be additive to the fleet.

Just one follow-up. On the deep water fleet, Jeff, or Joe, you had mentioned that about half of the fleet had already rolled over to new market rates. And, I think the other 50% rolls over here in the next few quarters. What’s the delta? Or, just — if you give us some sense of the delta between where those vessels may rest today versus where the market rate is now?

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 I think if you look at the ones that have not rolled, which you are questioning, I would suggest and, I don’t have a calculation in front of me. But, I would suggest that the average dayrate on that kind of 50%-ish or so is probably in the upper teens, lower [$20,000s] and probably with the opportunities on average to get to upper [$20,000s]. Understand and we looked at this very, very closely before this call. Understand that our deepwater PSV fleet consists of vessels that are I’ll give examples, 230 feet in length and appropriate dead weight tonnage, up to 300 feet.

 James West - Barclays Capital - Analyst

 Sure

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 And, commensurate dayrates. So, not everything rolls at a given $30,000 or $35,000 dayrate. But, I would say just from a trend standpoint, you would be going from upper teens, lower [$20,000s], up to the higher [$20,000s] to [$30,000] or so. Something like that. So, significant.

 James West - Barclays Capital - Analyst

 Okay, yes. Very significant. Great. Thanks guys

 Operator

 Your next question will come from the line of John Donnell with Howard Weil.

 John Donnell - Howard Weil - Analyst

 Good morning, guys.

 Jeff Platt - Tidewater Inc - President, CEO

 Good morning, John.

 John Donnell - Howard Weil - Analyst

 Quinn, I think you had briefly mentioned regarding the Brazil, that you had a couple of those vessels get to work. There were also some industry reports out a couple weeks ago that said you all have had a couple of vessels moved from Brazil to West Africa or the Mediterranean. I was wondering if you could just give us an update kind of where things stand there? And maybe, what the outlook is for the deepwater in Brazil overall?

Jeff Platt - Tidewater Inc - President, CEO

 John, this is Jeff. Let me take a crack at that. We did have one large anchor handler that did go on contract with Petrobras in the December quarter. That was good news. So, that vessel is on right now.

In the tender that included a pretty significant number of large PSVs, a majority of those are outside of Brazil, that are on contracts. They stayed on contracts. There are several vessels that are inside of Brazil, that are awarded the new contract that are currently on contracts with Petrobras, and they will only expire over the next couple of two quarters. So, they would roll on to the new award. And, we did have, as we reported, some vessels that mobilized out of the Far East. Those were relatively new builds that had contracts with Petrobras that are now in Africa.

So overall, I think in looking at the award, which we’re still very optimistic in discussions with Petrobras, that that will come to a conclusion here, hopefully in the next several weeks, where we can move on to that at what we think are very good dayrates for Brazil. But overall, a majority of the vessels today are on other contracts and are working nicely for us.

 John Donnell - Howard Weil - Analyst

 Okay. Great. That sounds encouraging compared to the downtime that you all have been experiencing here recently. And then, I guess one brief follow-up on the new vessel purchases you’re making out of Europe. I mean clearly, the North Sea has not been a point of emphasis for you here recently. With these new builds being there and presumably able to operate there, is that a market that you’re looking to maybe expand operations in here going forward? Or, what’s the outlook for those vessels that are being built in Europe right now?

 Jeff Platt - Tidewater Inc - President, CEO

 John, these are vessels that can of work anywhere in the world with respect to the fact you couldn’t work them in the US because they are not US flagged.

 John Donnell - Howard Weil - Analyst

 Sure.

 Jeff Platt - Tidewater Inc - President, CEO

 These are deepwater, very nice quality, presented a good value for us. Are they absolutely targeted for the North Sea? The answer is no. But, we look at all markets. Where we’re sort of agnostic on this market. We would like to work in in this market. We would not like to work in. It’s where we can make the business case that we’ll go to, and I think, again, having European first world class, if you will, construction, certainly allows you to enter markets that when it becomes opportunistic for us, we’ll have that option to go there. But, these are great ships that we’re you know that could end up in Sub-Sahara Africa, could end up in Brazil potentially. These are deepwater ships that fit nicely into the total portfolio of what we’re looking for.

 John Donnell - Howard Weil - Analyst

 Okay, great. Thanks.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 And, you can do the math when we file the Q also. And, if you’re reasonably close to what construction pricing would have looked like on these vessels, you’ll see that the economics of our purchase were quite compelling relative to new build pricing.

 John Donnell - Howard Weil - Analyst

 Okay, great. Thanks a lot for the color there, and I appreciate you taking my questions.

 Operator

 Your next question will come from the line of Veny Aleksandrov with FIG Partners.

 Veny Aleksandrov - FIG Partners - Analyst

 Good morning.

 Jeff Platt - Tidewater Inc - President, CEO

 Good morning.

 Veny Aleksandrov - FIG Partners - Analyst

 My first question — good morning. My first question is related to Sonangol, and if you are not comfortable responding, that’s fine. But, not talking about the negotiations, just talking about the number of vessels that you currently have there. I know that at one point you started operating contractors that you had, but did not sign your charters. So, compared to a year ago, how many vessels do you have there right now? And, how many were a year ago?

 Jeff Platt - Tidewater Inc - President, CEO

 Overall, we’re at net down two, I believe, year-on-year to answer your question. And, just understand, that we really need to avoid and can’t talk about the negotiation for obvious reasons.

 Veny Aleksandrov - FIG Partners - Analyst

 Correct, correct.

 Jeff Platt - Tidewater Inc - President, CEO

 But overall, and what we have reported is that we are ongoing, being awarded contracts, participating in tenders on an ongoing basis. And really, in hindsight, the activity levels for us in Angola really have not been dramatically affected by the ongoing negotiations. That both Sonangol —.

 Veny Aleksandrov - FIG Partners - Analyst

 Here, it’s almost flat.

 Jeff Platt - Tidewater Inc - President, CEO

 Yes, but the market activity — there was not really a great opportunity to increase the presence. I think that’s more a reflection on the Angolan market as a whole, in the rear view mirror.

 Veny Aleksandrov - FIG Partners - Analyst

 Okay. Thank you so much. And then talking about crew costs. You mentioned it was down in the quarter, and a couple of things — dry dock and new vessels. But, you also said our emphasis on bringing down crew costs? Can we expect some of these to continue? And, crew costs to be controlled more in the future?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Well, I think that’s one of the benefits of our operating footprint, is that we are exposed to many different markets, some of which have greater labor pressure than others. But, you should you know distinguish between the total spend on crew costs and the spend per vessel.

 Veny Aleksandrov - FIG Partners - Analyst

 Right

 Quinn Fanning - Tidewater Inc - EVP, CFO

 We do, in fact, expect crew costs to trend up in part because our fleet count is growing. But certain jurisdictions as we’ve highlighted in other calls, such as the US market, Brazil, and Australia have had more — greater — labor pressure than other markets. But, not completely tongue in cheek, but you know labor pressure in Myanmar has not been significant.

So, as we look at the entirety of the portfolio, not being leveraged to one or two markets that has a lot of labor pressure, has ultimately benefited us. But, we experience you know the same pressures that many of our competitors do, and that’s particularly the case for certain skill sets such as DP operators where we and our friends on the rig contracting side, in many cases are competing for the same people.

 Veny Aleksandrov - FIG Partners - Analyst

 That’s really helpful. Thank you so much.

 Operator

 Your next question will come from the line of Jeff Spittel with Global Hunter Securities.

 Jeff Spittel - Global Hunter Securities - Analyst

 Thank you. Good morning, guys.

 Jeff Platt - Tidewater Inc - President, CEO

 Good morning, Jeff.

 Jeff Spittel - Global Hunter Securities - Analyst

 If we could just speak to the cadence of vessel dispositions. I think you referenced that we’re still kind of at about 40 of the older boats that are going to get pushed out of the fleet. Any reason to believe that things are going to change meaningfully from the pace of the dispositions that we’ve seen in the last few quarters?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 No, we sold the nine vessels last quarter as I mentioned. I think on the November call, I highlighted the fact that we are trying to be a bit forward-leaning in our disposition program and had downwardly revised our guidance in terms of likely gains you know not to highlight what gains would be in one quarter or another. But, our expectation is that gains will come down, not necessarily because the market is materially soft, but because we are probably more critically looking at the fleet on a regular basis and you know the bottom-whatever decile we’ve more actively considered scrapping. We scrapped, I think, four vessels last quarter and sold five vessels as operational equipment.

But, the pace that we’ve sustained over many years now of 10 to 15 vessels a quarter is something that we think we can sustain. There’s demand for you know OSVs that may not fit this market any longer, i.e., the oil and gas market. Whether it’s Nigerian security, Caribbean cargo trade, or whatever you know has consistently generated demand for this equipment, which is good from our perspective because it removes the potential competition, even at the low ends of the oil and gas market. But, we would like to think that we’ll continue to sell out of the stacked fleet and ultimately the older active vessels in that whether it’s 5 vessels one quarter and 15 the next, or what I can’t forecast. But, we continue to expect to prosecute this disposition program over the next couple of years to the point that it will really not be on your radar screen any longer after a few more quarters, I guess.

 Jeff Spittel - Global Hunter Securities - Analyst

 Okay. And then, switching over to the Middle East, you alluded to a pretty constructive body language out of Saudi Arabia, in particular. Is there a possibility we could see you redeploy some shallow water assets into that market? Or, do you think you’ve got a few that are under construction that might be headed in that direction? Just trying to get a little bit of a feel for that?

 Jeff Platt - Tidewater Inc - President, CEO

 Yes, to all of the above. As the market unfolds and grows, we absolutely expect to have a nice position there. So, in the market, there are rumors of additional tenders coming out from Saudi. How that unfolds, we absolutely expect to participate in it, as we do in all the markets that we’re in.

 Jeff Spittel - Global Hunter Securities - Analyst

 Very helpful. Thanks.

 Operator

 Your next question will come from the line of Richard Sanchez with IHS Petrodata.

 Richard Sanchez - IHS Petrodata - Analyst

 Good morning, gentlemen. How are you doing today?

 Jeff Platt - Tidewater Inc - President, CEO

 Doing good, Richard. How are you?

 Richard Sanchez - IHS Petrodata - Analyst

 Doing great. I had a question regarding Brazil I wanted to know if Tidewater had been affected by Petrobras contracting delays due to new Board approval requirements there?

 Jeff Platt - Tidewater Inc - President, CEO

 Yes, Richard, this has been a subject that we’ve certainly reported over the last, at least the last quarter, and have alluded to just like the rest of the industry. It’s not unique to Tidewater. It’s not unique to the OSV space. I think some drillers had the same issue. And, probably if you drilled into it, there were other service providers, so we’re all in that same category. The answer is yes.

 Richard Sanchez - IHS Petrodata - Analyst

 All right. And then the other one is regarding Mexico, where I understand there are also some adjustments being made to their tendering process. I wanted to know if you were having any issues resisting — renewing existing contracts in Mexico such as the PSV Pat Taylor?

 Jeff Platt - Tidewater Inc - President, CEO

 We don’t answer questions specific on a vessel, Richard. I hope you can understand that. But, again, you had the new presidential election last year. If you have been following Mexico over the years, the political change, certainly, has to ripple through the Pemex as well as the rest of the economy, so you have some of that. But, no. To answer your question fairly simply, no. Mexico is actually a market that, again, we feel pretty bullish about that on a go-forward basis, it’s going to unfold nicely for us.

 Richard Sanchez - IHS Petrodata - Analyst

 Thank you very much for your time.

 Jeff Platt - Tidewater Inc - President, CEO

 Okay. Thank you, Richard.

Operator

 Your next question will come from the line of Mark Brown with Citigroup.

 Mark Brown - Citigroup - Analyst

 Hey, good morning, guys

 Jeff Platt - Tidewater Inc - President, CEO

 Hi, Mark.

 Mark Brown - Citigroup - Analyst

 Good morning.

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 Hi, Mark.

 Mark Brown - Citigroup - Analyst

 Just wanted to ask about Sub-Sahara Africa/Europe, and the margins there? Was there any impact from labor inflation that we’ve been hearing about in the West Africa region?

 Jeff Platt - Tidewater Inc - President, CEO

 Mark, there is — I think Quinn talked a little bit about as you get to the officer set, the DP operators, there is that. But, I wouldn’t say that it’s unique or anything more than kind of the general inflation areas in Sub-Sahara Africa, Angola. It’s not an inexpensive place to operate for anybody. But, again, I don’t think there’s any meaningful change that happened in the quarter that I can recall.

 Mark Brown - Citigroup - Analyst

 Okay. And maybe, you could just comment on, you know following Macondo, whether you’ve seen a change in requirements for the number of vessels that operators are looking to have to support their drilling operations? Has there been a meaningful change? Or, do you expect to see that going forward?

 Jeff Platt - Tidewater Inc - President, CEO

 Mark, I think certainly, domestically, there was a slowdown on the permitting issues. So, you had that, and you are seeing the bounce back. I think if there’s been a change, it’s been in discussions with our clients with respect to who they want to do business with. I think you kow everybody’s getting on the safety band wagon, if you will, and a lot of our competitors today they are touting their safety records. We had been pretty well developed along that for a period of time. But overall, deepwater, in general, being the Gulf of Mexico or outside, people are looking for DP-2, large capacity ships. They want to make sure that the companies they are operating or contract with have real safety programs, have standards such that you don’t get into trouble as you get near that 500-meter zone around the rigs. But, to say that we’ve seen a market change and there’s an additional one vessel per deep- water rig I don’t believe that’s the case.

 Mark Brown - Citigroup - Analyst

 All right. Well, thank you very much.

Operator

 Your next question will come from the line of Matt Conlan with Wells Fargo.

 Quinn Fanning - Tidewater Inc - EVP, CFO

 Hey, Matt.

 Matt Conlan - Tidewater Inc - Analyst

 Hey guys. Could you give some commentary on how the Mexican market is shaping up? We see that they are looking to add a bunch of new jackups there, continue to expand their deepwater presence. How is that affecting the Americas market?

 Jeff Platt - Tidewater Inc - President, CEO

 I don’t know that Mexico is affecting it, or the fact that it is certainly a part of the Americas. The good news, I think, is that you have the rebound of the deepwater side certainly in the Gulf. Say to the extent that Mexico steps out and steps up a little bit in the deepwater, that will, that will bode well. But, I think as a general assessment, we look at Mexico as a bright spot going forward. Pemex certainly has had you know production decline over the years. I think they need to address that. We’re in discussions with Pemex. It looks like they will be adding the rigs, as you alluded to. And, when you add rigs, you need to have the vessels to support that. So again, we’re pretty optimistic that Mexico is going to be a good market historically for us. We’ve had a presence there and have a nice presence there, and we expect to do well in Mexico.

 Matt Conlan - Tidewater Inc - Analyst

 Do you see I mean they obviously take rigs from the US side of the Gulf of Mexico. Do you think they will take any vessels from the US side?

 Jeff Platt - Tidewater Inc - President, CEO

 Well, I think it’s a legitimate pool. But again, not — it’s not — it doesn’t have to be, if you will. But, yes, that certainly is a close by market to the extent some vessels would move down. But, just remember, the jackup market domestically is not all domestically US. That’s primarily a gas market. And there’s not a whole lot of equipment necessarily that meets the Mexican jackup market that’s available to be delivered from the US Gulf. The US Gulf with respect to jackups most of the rigs get moved by tugs, not AHTSs, anchor-handling towing supply. A lot of what you would expect in Mexico historically and typically would be AHTSs. There’s not a great abundance of that domestically. There are some supply boats that could do that domestically here. But again, Pemex is also upping their standard. They have got age requirements, DP requirements, Fifi requirements. So, potentially some of the older equipment domestically that could move down there, might be excluded from those tenders as well.

 Matt Conlan - Tidewater Inc - Analyst

 Terrific. That’s very helpful. Thank you very much.

Operator

 Your next question will come from the line of Cole Sullivan with ISI Group.

 Cole Sullivan - ISI Group - Analyst

 Hi, good morning. Most of my questions have been answered — or, asked at this point.

 Jeff Platt - Tidewater Inc - President, CEO

 Hi, Cole.

 Cole Sullivan - ISI Group - Analyst

 Most of my questions have been answered, or asked at this point. But, I just wanted to know if there was any update you could provide. I know you talked about the JV briefly in your prepared comments, but anything that you could provide on continuing contracting activity similar to what you the updates you have given previously?

 Jeff Platt - Tidewater Inc - President, CEO

 Cole, again, I don’t want to presume anything different in the future. I think what we’ve said and what’s out in the public, we’ve just got to stand at that. I hope you understand that.

 Cole Sullivan - ISI Group - Analyst

 Sure, sure. And then, one follow-up. Looks like Asia/Pacific deepwater rates, revenue, and utilization fell off in 4Q. Is that kind of a mix issue related to dry docking? Or is there something going on in the market there?

 Quinn Fanning - Tidewater Inc - EVP, CFO

 It’s actually our third quarter third fiscal quarter. I mentioned that you know there’s really not an underlying trend that I would call your attention to in Asia/Pac. We have kind of the normal ebbs and flows of work scope, which impacts dayrates, in part because it eliminates incremental labor pass-through, which is a no margin pass-through with some clients, particularly in Australia. I think that’s part of what you’re seeing. But, there’s other cats and dogs you know behind that as well, but nothing that I would highlight as a negative trend, at least in regards to margin. In fact, Asia/Pac stacked up pretty nicely in terms of margins in the March quarter, even if average dayrates came off for the reasons mentioned.

 Cole Sullivan - ISI Group - Analyst

 Sure. Okay. Well, that’s all I had. I appreciate it. Thanks.

Operator

 And, at this time, there are no further questions. I will turn the conference back over to management for any further remarks.

 Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

 Regina, thank you very much. We went a little over our normal timeframe, but good questions. We appreciate everybody participating, and have a great weekend. Thank you.

Operator

 Ladies and gentlemen, this does conclude today’s conference. Thank you all for joining, and you may now disconnect.

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